UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2002

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer I.D. Number

1-16163	WGL Holdings, Inc. 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912

0-49807	Washington Gas Light Company 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None

ITEM 5. OTHER EVENTS

On March 28, 2002, Washington Gas Light Company (the Company), the regulated utility subsidiary of WGL Holdings, Inc., filed an application with the Public Service Commission of Maryland ( PSC of MD) to increase its base rates in Maryland. The request seeks to increase overall annual base revenues in Maryland by approximately $31.4 million, or 9.34 percent, based on a proposed return on equity of 12.5%. Revenue from Maryland operations represents approximately 38 percent of total utility revenue for the Company.

Several intervenors responded to the Company’s filing. On June 19, 2002, the Staff of the PSC of MD (the Staff) filed Direct Testimony, in which it recommends that the PSC of MD order the Company to reduce annual base revenues in Maryland by $5.5 million. On July 9, 2002, the Staff filed Supplemental Direct Testimony and amended their recommendation to an annual base revenue reduction of $9.4 million. The Staff’s recommendation is premised on a 10.1 percent return on common equity. The Maryland Office of People’s Counsel filed Direct Testimony on June 19, 2002, in which it recommends a reduction in annual base revenues in Maryland of $3.3 million, based on a 10.0 percent return on common equity. Direct Testimony on behalf of the Department of Defense and all other Federal Executive Agencies was filed on June 19, 2002, in which a recommendation was made to increase annual base revenues in Maryland by $5.7 million, based on a 10.13 percent return on common equity. On June 19, 2002, the Apartment and Office Building Association of Metropolitan Washington filed Direct Testimony in this base rate proceeding that did not make a recommendation for annual base revenues, however, they proposed a return on common equity of 10.75%.

On July 16, 2002 the Company filed Rebuttal Testimony to refute the case of the intervenors and to sustain its March 28, 2002 rate request. Hearings are scheduled to begin on July 29, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date July 16, 2002	/s/ Mark P. O’Flynn Mark P. O’Flynn Controller (Principal Accounting Officer)